Date: November 20, 2007                                                                                                                                MediaContact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY NATURAL GAS FILES BASE RATE ADJUSTMENT WITH THE BPU
NJNG also files to provide $30 million gas cost refund to customers

WALL, N.J. – New Jersey Natural Gas (NJNG) today filed a request with the New Jersey Board of Public Utilities (BPU) seeking an increase of $58.4 million to its base rate, which covers the cost of constructing, operating and maintaining its infrastructure. This change will help NJNG recover these costs and enable the company to continue to provide its customers with safe, reliable service. If approved, it would result in an overall increase of approximately 7.5 percent on customers’ bills. This request will not have any impact on this winter’s heating bill.

This is the first base rate case filed by NJNG since April 1993, the longest current streak among all of the state’s electric and natural gas utilities. Over that time, NJNG worked hard to manage its business efficiently and effectively, employing capital and cost control strategies as well as customer growth, which helped avoid the need to file for a base rate adjustment.

Over the last decade, NJNG experienced an average customer growth rate of approximately 2.5 percent, which exceeded the national average. This overall growth helped drive the company’s performance, providing consistent revenues so that NJNG could safely and reliably serve its customer base while at the same time invest in the necessary upgrades and expansion to its delivery system. Disciplined cost control and managed capital spending, including pursuing opportunities to reduce its capital costs, have enabled NJNG to reduce its cost of debt from approximately 8.4 percent in 1993 to approximately 5.3 percent. This approach helped to mitigate the need for a base rate increase over the past 14 years while meeting the needs of customers.

During this same period, NJNG added over 1,500 miles of new main, installed more than 132,000 new services and added approximately 157,000 new customers. The company invested more than $650 million for system improvements and expansion, compliance with new federal pipeline regulations and inflationary costs. In addition, increases in operating expenses, including a 125 percent spike in the price of the steel pipe necessary for infrastructure upgrades and 160 percent rise in health care costs, have made it necessary to adjust NJNG’s base rates in order to cover these costs and provide the opportunity to earn a reasonable return on investment.

“Providing our customers with safe, reliable service is the most important thing we do,” said Laurence M. Downes, chairman and CEO of NJNG. “Over the past 14 years, we have worked hard to effectively manage our business and provide value for our customers. We also recognize that just as the cost of natural gas has increased during that time so has the cost of delivering it to our customers. The decision to file a base rate case was not easy, but we believe it is necessary so that we can continue to be there, day or night, for our customers.”

Under the proposed rate structure, the average residential customer using 100 therms a month would pay about $11.35 more per month. Base rates are the portion of the customers’ bill designed to cover NJNG’s delivery costs including, operating and maintenance expenses, and provide the opportunity to earn a profit. Typically, natural gas bills consist of two main parts: the delivery charge – the cost of delivering the natural gas and maintaining the distribution system - and the Basic Gas Supply Service (BGSS), or the portion of the bill that goes toward purchasing the commodity itself. Utilities do not make a profit on the sale of natural gas, which is passed through to customers.

NJNG’s current gas delivery rates will remain in effect until the BPU takes action on the filing. The typical review for a base rate case can take up to a year to review, process and resolve. New base rates, if any, ultimately approved by the BPU may differ from what has been proposed in this filing.

Separately, NJNG announced its intention to notify the BPU that it will provide residential and small commercial sales customers with refunds totaling approximately $30 million. NJNG is able to offer these savings as a result of successful cost control activities, including hedging and strategic storage management as well as lower prices for natural gas on the wholesale market. Customers will see this refund on their December bill. The typical residential heating customer can expect a refund of approximately $70.

“This refund reflects our continued commitment to providing value to our customers as well as some immediate relief as we head into the winter heating season.” Downes said. “We will continue to monitor the market and work to provide natural gas cost savings and meet our customers’ expectations everyday.”

New Jersey Natural Gas (NJNG) is the principal subsidiary of New Jersey Resources (NYSE: NJR), a Fortune 1000 company and a member of the Forbes Platinum 400. NJNG is one of the fastest-growing local distribution companies in the United States, serving more than 478,000 customers in New Jersey’s Monmouth, Ocean, Middlesex and Morris counties. This service area’s demographics and quality of life contribute greatly to NJNG’s growth. NJNG’s progress is a tribute to the dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make the company a leader in the competitive energy marketplace. For more information, visit NJNG’s Web site at njliving.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, the company’s ability to obtain governmental approvals, the impact of regulation (including the regulation of rates), the regulatory and pricing policies of federal and state regulatory agencies and changes due to legislation at the federal and state level.  More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission (SEC), including NJR’s annual report on Form 10-K filed on or about November 21, 2007.  NJR’s SEC documents are available at www.sec.gov.  NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

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